Exhibit 10.44
LEASE AGREEMENT

PARTIES

THIS LEASE AGREEMENT (“Lease”), dated the 11th day of December, 2017 (“Effective Date”), between RP Circle 1 Building, LLC, a Tennessee limited liability company (hereinafter called “Landlord”), and Payment Data Systems, Inc., a Nevada corporation (hereinafter called “Tenant”), collectively referred to as the “Parties”.

LANDLORD AND TENANT MUTUALLY AGREE TO THE FOLLOWING TERMS, COVENANTS AND PROVISIONS:

The Parties agree to the following exhibits which are incorporated herein by reference as if set forth verbatim:

Exhibit “A”	– Preliminary Site Plan of the Building

Exhibit “B”	– Plan Delineating the Premises and Leasehold
Improvements

Exhibit “C”	– Building Standard Specifications

Exhibit “D”	– Commencement Date Agreement

Exhibit “E”	– Building Rules

FUNDAMENTAL LEASE PROVISIONS.

LANDLORD:	RP Circle 1 Building, LLC, a Tennessee limited liability company

NOTICE ADDRESS OF LANDLORD:	RP Circle 1 Building, LLC
Attention: Kent Smith
c/o Boyle Investment Company
2000 Meridian Blvd., Suite 250
Franklin, Tennessee 37067

RENT REMITTANCE ADDRESS:        5900 Poplar Avenue, Suite 100
P.O Box 17800
Memphis, Tennessee 38187

TENANT:	Payment Data Systems, Inc.

NOTICE ADDRESS OF

TENANT:	Louis Hoch
Payment Data Systems
12500 San Pedro Avenue
Suite 120
San Antonio, TX 78216

With a copy to: Premises; ATTN: Vaden Landers

BILLING ADDRESS

OF TENANT:	Premises; ATTN: Vaden Landers

TENANT CONTACT PERSON:	Vaden Landers
Telephone
Email:

BUILDING:
Four (4) story office building, to be constructed and to contain approximately 106,400 rentable square feet, shown on the preliminary site plan attached hereto as Exhibit “A”, known as One Town Center, located at 4037 Rural Plains Circle within the Berry Farms Development in Franklin, Tennessee.

PREMISES:	Suite 230 in the Building, as more particularly depicted on Exhibit “B”.

PREMISES RENTABLE AREA:	3,794 rentable square feet located on the second (2nd) floor in the Building

BUILDING NET RENTABLE AREA:	Approximately 106,400 rentable square feet (RSF), subject to the terms contained in Section 1.01

LEASE TERM:	Five (5) years and two (2) months, beginning on the Commencement Date.

COMMENCEMENT DATE:	The later of (i) March 1, 2018 or (ii) substantial completion of the Leasehold Improvements

BASE RENT:	$28.90 per RSF with an annual increase of 2.75%

OPERATING EXPENSE STOP:	Operating Expenses for calendar year 2018, as determined in accordance with Section 2.02

SECURITY DEPOSIT:	$20,000.00

TENANT’S PRORATA SHARE:	3.57%

PARKING
Tenant shall be granted the use of the surface parking associated with the Building, which parking spaces shall be nonexclusive, unreserved, free of charge during the Lease Term, and shared in common with other tenants and further subject to the terms of Section 5.21. Tenant shall also be granted 2 parking spaces in the controlled-access parking garage below the building.

OCCUPANT DENSITY	In no event shall Tenant’s maximum occupancy density exceed five (5) employees per 1,000 square feet of the Premises, as determined in accordance with Section 5.21.

RENEWAL OPTION:	Tenant may extend the Lease Term of this Lease for one (1) consecutive period of five (5) years in accordance with the provisions of Section 1.03.

EFFECT OF REFERENCE TO A FUNDAMENTAL LEASE PROVISION

Each of the fundamental lease provisions contained hereinabove will be construed in accordance with the other provisions of this Lease and will be limited by such other provisions. In the event of any conflict between the fundamental lease provisions and the balance of this Lease, the latter will control.

ARTICLE I
PREMISES, TERM & USE

BUILDING AND PREMISES

1.01. Landlord owns that certain tract or parcel of land located in Franklin, Williamson County, Tennessee, upon which a four (4) story office building, commonly referred to as One Town Center and located at 4073 Rural Plains Circle (“Building”) shall be constructed. The “Building” is being constructed and Landlord has not yet completed or finalized the Building, but is attaching Exhibit “A” as a preliminary site plan of the Building. The term “Building” for purposes of this Lease shall include the building as actually constructed together with all parking area for the building as actually constructed and determined by Landlord, which shall control for definitional purposes in this Lease.

The Landlord shall lease to Tenant and Tenant shall lease from Landlord approximately three thousand seven hundred ninety-four (3,794) rentable square feet as outlined on the plan attached hereto as Exhibit “B” and commonly referred to as Suite 230 on the second (2nd) floor of the Building (hereinafter called “Premises”). The Building and Premises are located within the Berry Farms Development (“Project”).

TERM
1.02. The term of this Lease shall be for five (5) years and two (2) months (“Lease Term”) from the Commencement Date.

The Commencement Date shall mean the later of (i) March 1, 2018 (“Anticipated Commencement Date”), or (ii) substantial completion of the Leasehold Improvements (hereinafter defined), as evidenced by written notice from Landlord to Tenant.

If the Commencement Date has not occurred within four (4) months after the Anticipated Commencement Date, unless such is caused by Tenant Delay or Force Majeure (subject to the limitation discussed below) (“Drop Dead Date”), Tenant shall have the right to terminate this Lease by giving written notice to Landlord within ten (10) days after such failure.    If, due to Force Majeure, Landlord is unable to tender possession of the Premises within four (4) months after the Anticipated Commencement Date, then either party shall have the right, upon written notice to the other, to terminate this Lease, in which event this Lease and the obligations of Landlord and Tenant hereunder shall terminate without further liability by either party to the other. If, at any time, Landlord anticipates that it will be unable to substantially complete the

Leasehold Improvements within four (4) months of the Anticipated Commencement Date, Landlord shall notify Tenant in writing on or before January 25, 2018 of any anticipated delays known to said date. If any delays occur thereafter, Landlord may notify Tenant in writing of the anticipated delay and Landlord’s then-current estimate of the substantial completion of the Leasehold Improvements (the January 31st letter and any other delay notice sent by Landlord shall be referred to as an “Anticipated Delay Notice”). If the anticipated date provided in the Anticipated Delay Notice is beyond the Drop Dead Date, Landlord shall provide Tenant with a Revised Drop Dead Date and Tenant shall have the right to terminate by providing Landlord written notice of termination within ten (10) days of the date of Landlord’s Anticipated Delay Notice. Should the Lease be terminated pursuant to this Section 1.02, this Lease shall terminate immediately upon delivery of said notice and neither Landlord nor Tenant shall have any further obligations under this Lease. If Tenant fails to exercise its termination right within said ten (10) day period, Tenant shall be deemed to have waived its right to terminate with regard to the original delay, in which case Landlord shall continue the construction of the Leasehold Improvements and this Lease shall continue in full force and effect with the Drop Dead Date being revised to the date provided in the Anticipated Delay Notice.

A “Tenant Delay” shall include, but shall not be limited to (i) the failure of Tenant or Tenant Party to comply with any commercially reasonably design or construction schedule or other provision expressly set forth in this Lease requiring Tenant or any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation (including, without limitation, the obligation to pay, when due, any amounts required to be paid by Tenant pursuant to this Lease or to participate in any design or construction meetings or inspections of which Tenant or the Tenant Party had reasonable notice) within the time period specified in this Lease or in any written notice; (ii) any delay attributable to any changes in or additions to the Plans by Tenant; (iii) any delay attributable to the inclusion in the Leasehold Improvements or changes requested or approved by Tenant or finishes, fixtures, millwork, carpet and other materials or services that are not locally available, or are above standard office improvements.

Landlord will allow Tenant to access the Premises prior to the Commencement Date for purpose of installation of its telephone, cabling, and equipment, which prior access will include Tenant’s coordination with Landlord’s contractor for the installation of computer and cabling (“Prior Access”), provided such Prior Access does not interfere with Landlord’s construction within the Premises. In order to obtain such access, Tenant will make an appointment with the building manager of the Building during normal building hours of operation.

Within ten (10) business days after receipt of the Commencement Date Agreement from Landlord, Tenant shall execute or provide its notice of changes to the Commencement Date Agreement attached hereto as Exhibit “D”. Failure to do so within the ten (10) business day period shall be deemed acceptance of all dates and other information contained in the Commencement Date Agreement so delivered by Landlord.

RENEWAL OPTION

1.03. Tenant shall have the one-time right to renew and extend the Lease Term hereunder for one consecutive period of five (5) years (“Renewal Option”). Tenant agrees to give Landlord twelve (12)) months’ written notice (“Renewal Notice”) prior to the expiration of the Lease Term of its intention to exercise its Renewal Option and to extend the Lease Term as provided herein. Tenant shall have the right to exercise its Renewal Option hereunder only in the event that no default currently exists and that no default is continuing in the performance of the any of the terms of the

Lease. The rental payments for the Renewal Option shall be at the then effective market rent including new Base Year based on similar renewal transactions in the Building and the Development at the time of the renewal effective date. Following receipt of a Renewal Notice, Landlord shall advise Tenant of the then effective market rent. If Tenant disagrees with the market rent proposed, it shall so notify Landlord within ten (10) days of receipt of Landlord’s determination. If the parties cannot agree on the then effective market rent for the Base Rent, the Parties agree to mutually select an MAI appraiser, who has at least six (6) years experience appraising similar properties in the Williamson County, Tennessee to resolve any disagreement concerning the Base Rent for the Renewal Terms, the costs of which shall be shared equally between the parties. The Parties hereby agree that in the event Landlord and Tenant retain an MAI appraiser pursuant to this Section, the Lease is irrevocably renewed by Tenant and the decision reached by the appraiser in accordance with the foregoing shall be binding upon both Parties. The Parties mutually agree to execute an amendment renewing the Lease on the terms and conditions in accordance with this Section within thirty (30) days of Tenant’s Renewal Notice to Landlord.
Except for a Permitted Transfer Tenant’s Renewal Option is personal to Payment Data Systems, Inc. In the event Payment Data Systems, Inc. assigns this Lease to other than a Permitted Transfer, subleases all or part of the Premises or otherwise conveys its leasehold interest hereunder, the Renewal Option shall be null and void and of no further force or effect.

LEASEHOLD IMPROVEMENTS

1.04 Landlord agrees to perform those certain improvements set forth on the space plan attached hereto as Exhibit “B” on a turnkey basis, at no cost to Tenant (collectively, “Leasehold Improvements”). Any costs, fees or expenses related to any change orders or upgrades to the Leasehold Improvements requested by Tenant shall be paid by Tenant as such expenses are incurred.

Tenant hereby agrees and acknowledges that the Leasehold Improvements shall be designed by Elevate Design as architect and constructed by Flow Construction as the general contractor. Tenant acknowledges that all Leasehold Improvements shall strictly comply and adhere to the Building standard specifications (“Building Standards”), which current version of the Building Standards is attached hereto as Exhibit “C”. Any variance requested by Tenant in the Building standard specifications shall be subject to Landlord’s approval which may be granted or withheld in Landlord’s sole and absolute discretion. The Landlord’s Building Standards typically change from time to time, and any construction plans submitted by Tenant throughout the term of the Lease shall be required to conform to Landlord’s current Building Standards in place at the time of submission.

Tenant hereby acknowledges that the Leasehold Improvements do not include and Landlord shall not be responsible for the installation of specialty tenant signage, telephone, computer, television, audio visual or any other similar or related equipment, cabling or devices, or furniture or equipment to be located in the Premises, or other items not typically paid for by landlords. Tenant, at Tenant’s sole cost and expense, shall be solely responsible for the installation of any signage, telephone, computer, television, audio visual or any similar or related equipment or devices and any furniture or equipment or other typical tenant items.

USE
1.05. Unless approved in writing by Landlord, Tenant shall use the Premises solely for administrative, sales, operations or office use.

Tenant acknowledges that the Building and Development are subject to the Declaration of Covenants, Conditions and Restrictions for the Rural Plains Community of record in the Register’s Office of Williamson County, Tennessee, as may be amended from time to time (“Declaration”). Tenant shall at all times adhere to the requirements of the Declaration and shall in no event do anything which would violate the Declaration.

ARTICLE II
RENTAL
RENTAL

2.01. In consideration for this Lease, Tenant promises to pay Landlord located at 5900 Poplar Avenue, Suite 100, P.O. Box 17800, Memphis, Shelby County, Tennessee 38187 in lawful money of the United States monthly base rental (“Base Rent”) beginning on the Commencement Date and continuing on the first (1st) day of each month during the Term as follows:

Period*	Payment
March 1, 2018 through April 30, 2018	$0.00 per month**
May 1, 2018 through April 30, 2019	$9,137.22 per month
May 1, 2019 through April 30, 2020	$9,388.49 per month
May 1, 2020 through April 30, 2021	$9,646.67 per month
May 1, 2021 through April 30, 2022	$9,911.96 per month
May 1, 2022 through April 30, 2023	$10,184.54 per month

*The dates set forth in the schedule above are based upon the Commencement Date occurring on March 1, 2018. If the Commencement Date is any other date, the dates set forth in the above schedule shall be adjusted accordingly. When occupancy of the Premises begins during the middle of any month either before or after the Commencement Date, rental for the period shall be paid based on a daily rate of 1/30th of the stated Base Rent.

**Tenant shall have the right to occupy the Premises beginning on the Commencement Date, but Landlord is agreeing to conditionally waive the Base Rent, as noted above, for the first two (2) months of the Term; and the Base Rent for such period otherwise would have been $9,137.22 per month. Accordingly, Landlord has agreed to conditionally waive receipt of a total of $18,274.44 (the “Conditionally Waived Rent”) subject to Tenant’s compliance with all terms and provisions of this Lease. In the event of any default by Tenant under this Lease that is not cured within any applicable grace or cure period, all of the unamortized Conditionally Waived Rent, or so much of it as would have by then accrued but for such conditional waiver, shall become immediately due and payable. Upon expiration of the initial Term of this Lease, without any such uncured default and acceleration, the Conditionally Waived Rent shall be permanently forgiven. This provision shall survive termination of this Lease.

Base Rent shall be paid to Landlord on or before the first day of each and every month throughout the Term without notice, demand or setoff, except as may be specifically set forth herein.

Any monetary obligation of Tenant as provided in this Lease, other than the Base Rent, is “Additional Rent” and is material consideration for the Premises. Base Rent and Additional Rent shall sometimes be referred to herein collectively as “Rent”.

ADJUSTMENT OF
RENTAL

2.02.

A.
Tenant’s Pro Rata Share of Operating Expenses. In the event and to the extent the Operating Expenses (as defined below) of Landlord for the Building of which the Premises are a part shall, for any calendar year during the Lease Term, exceed the Operating Expense Stop, Tenant agrees to pay as additional rental Tenant’s Pro Rata Share (hereinafter defined) of the excess Operating Expenses (“Excess OPEX”). “Tenant’s Pro Rata Share” shall be that percentage which is determined by dividing the number of total rentable square feet in the Building into the number of rentable square feet in the Premises, which percentage is stated in the Fundamental Lease Provisions.

B.    Invoice for Tenant’s Pro Rata Share of Operating Expenses. Landlord may within seven (7) months following the close of any calendar year for which additional rental is due under this Section invoice Tenant for the Tenant’s Pro Rata Share of excess Operating Expenses. Tenant agrees to make payment of the Excess OPEX to Landlord within sixty (60) days following receipt of the invoice. The invoice shall include a statement in sufficient detail to substantiate with computations of the Tenant’s Pro Rata Share of excess Operating Expenses for the calendar year (“Statement”). The Statement shall show in detail a breakdown by component expenses including but not limited to items such as repairs, utilities, landscaping, janitorial services and other Operating Expenses for the calendar year.

In any calendar year during the Lease Term, Landlord, in lieu of waiting until the close of the calendar year in order to determine any Excess OPEX, may at its option invoice Tenant on a monthly basis, in advance, for Tenant’s Pro Rata Share of the excess

Operating Expenses based upon Landlord’s budgeted Operating Expenses for the upcoming calendar year. At the end of the year in which any advanced estimated payments were made, Landlord shall adjust with Tenant the final Tenant’s Pro Rata Share owed or due, once full year actual Operating Expenses are determined, and within thirty (30) days of the determination, Landlord shall credit Tenant or shall refund to Tenant any excess Operating Expenses paid by Tenant or, within thirty (30) days following its receipt of an invoice therefor, Tenant shall pay to Landlord any overage of actual Operating Expenses.

Tenant may contest the Statement if Tenant provides Landlord with written notice of its contest within forty-five (45) days of receiving the Statement. If Tenant timely provides notice of contest, then Tenant and its agents and employees shall have the right, at its own expense, to audit or review Landlord’s books within ninety (90) days of Tenant’s contest notice at reasonable times, during normal business hours, and with minimal interference to or by Landlord. Tenant shall notify Landlord of the results of such audit or review in writing. Landlord shall have the right to dispute the results of Tenant’s audit or review. Tenant’s notice that it intends to conduct an audit shall not delay Tenant’s obligation to remit payment, with such payment then being adjusted, if necessary, following the results of the audit. Tenant agrees that (a) Tenant shall not disclose the results of any such audit or review except to its accountants, attorneys or advisors, or as required by law, and (b) Tenant shall require that its auditors, employees, agents, attorneys or anyone associated with such parties shall not disclose the results of any such audit or review; provided, however, that Landlord hereby agrees that nothing in this paragraph shall preclude Tenant from disclosing the results of such audit or review in any judicial proceeding, pursuant to court order or discovery request, or to any proposed assignee or subtenant of Tenant, or to any agent or employee of Landlord who or which request the same. No auditor hired by Tenant shall be paid on a contingent fee basis, but rather on an hourly basis or other similar contractual fee. Should the audit findings result in Operating Expenses being overstated by more than five percent (5%), then the reasonable, out of pocket cost of Tenant’s audit shall also be paid by Landlord. No subtenant shall have any right to conduct an audit or review.

C.
Definition of Operating Expenses. The term “Operating Expenses” as used above includes all reasonable expenses incurred with respect to the maintenance and operation of the Building of which the Premises are a part, including, but not limited to, maintenance and repair costs, electricity, fuel, water, sewer, gas and other utility charges, all real estate and ad valorem taxes, assessments, sewer rents, water rents and charges, general or special applicable to the Premises or Project (excluding interest or penalties for late payment), security, window washing, janitorial services, trash removal, landscaping and pest control, wages, fringe benefits, transportation and mileage payable to employees of Landlord at or below the grade of property manager whose duties are connected with the operation and maintenance of the Building and Project (it is agreed that only a pro rata share is to be billed to the Building for those employees of Landlord who work on other projects), amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Building and Project, all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building and Project including association dues to Rural Plains Association of Owners, Inc., property management expenses, and any and all other costs or assessments levied against the Building under the Declaration, parking area, recreation area and plaza area maintenance, and the amortization of the cost of capital improvements which are intended to reduce Operating Expenses which are necessary to maintain the

Building in a Class A manner. The term “Operating Expenses” also includes all present and future lease tax, any sales, use or excise tax on rents (but not income tax), cost of reasonable attorney’s fees and expenses of any appeals and installments of special assessments, including special assessments due to deed restrictions and/or owner’s association, which accrue against the Building and Project of which the Premises are a part during the Lease Term as well as all insurance premiums Landlord is required to pay or reasonably deems necessary to pay, including without limitation public liability or casualty insurance, and Landlord’s personal property insurance, with respect to the Building and Project.

For any calendar year in which average occupancy is less than ninety five percent (95%), Operating Expenses that vary with occupancy may be grossed up by Landlord to reflect occupancy of ninety five percent (95%).

Operating Expenses shall not include franchise, gift, transfer, gross receipts, inheritance/estate, or income taxes imposed on Landlord, except to the extent hereinbefore provided, or taxes related to a period payable or assessed outside of the Term of this Lease or the cost to Landlord for any work or service performed in any instance for any tenant (including Tenant) at the cost of such tenant or for the cost of improvements performed for tenants as Landlord's work. In addition, Operating Expenses shall not include asset management fees; Landlord’s general corporate overhead and general administrative expenses; Landlord’s legal, risk management, corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges; health/sport club dues; placement recruiting fees for employees assigned to the Building or not; employee training programs, real estate licenses and other industry certifications; costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building/Project; bad debt loss, rent loss or any reserves thereof; costs incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Project; any cost relating to the marketing, solicitation, negotiation and execution of leases of space, including, without limitations, promotional and advertising expenses, commissions, finders fees, accounting, legal and other professional fees and expenses related to the negotiation and preparation of any lease, license, sublease or other such document; costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants; the amount of any allowances or credits paid to tenants for such design and construction of space in the Building/Project; wages, salaries, fees, fringe benefits, and any other form of compensation to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Property Manager; any costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building/Project; any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services, or for supplies or other materials, to the extent such costs excess the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis and are consistent with those incurred by similar buildings in the same area as the Building is located; ground lease payments on any land in the Project; costs and expenses incurred in relocating tenants in and out of the Building, including without limitation lease takeover costs incurred by Landlord in connection with the entering into of leases and costs incurred by Landlord to relocate tenants in order to consummate a specific lease or to accommodate a specific tenant’s request; any office rental and any parking charges for Landlord’s management, engineering, maintenance, security, parking or other vendor personnel; costs related to the correction of Building defects; repair of damage to the Building/Project in connection with any type of casualty, event of damage, or destruction or condemnation; any cost in connection with upgrading the Building/Project to comply with insurance requirements, life safety codes, ordinances, statutes or other laws in effect prior to the Commencement Date, including, without limitation the Americans with Disabilities Act (or similar laws where the Building/Project is located), including penalties or damages incurred as a result of non-compliance; any cost or service sold or provided to other tenants in which Landlord is entitled to reimbursement by such tenants or by insurance or otherwise compensated; parking costs, but only to the extent that they exceed parking revenue; any fines, penalties, late charges, liquidated damages or interest charges; reserves of any kind.

SECURITY DEPOSIT

2.03. Simultaneously with the execution of this Lease, Tenant shall deposit with Landlord the sum of Twenty Thousand and No/100 Dollars ($20,000.00) as a security deposit (“Security Deposit”). Such Security Deposit (which shall not bear interest to Tenant and which may be commingled by Landlord unless otherwise required by any provision of law) shall be considered as security for the payment and performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under the Lease. Upon the expiration of the Term hereof (or any renewal or extension thereof in accordance with this Lease), Landlord shall (provided that Tenant is not in default under the terms hereof and Landlord has provided the required written notice of default to Tenant) return and pay back such Security Deposit to Tenant, less such portion thereof as Landlord shall have appropriated to make good any default by Tenant with respect to any of Tenant's aforesaid obligations, covenants, conditions and agreements. In the event of any default by Tenant hereunder during the Term of this Lease, Landlord shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to cure such default after written notice to Tenant and an opportunity to cure any such alleged default, in which event Tenant shall be obligated promptly to deposit with Landlord the amount necessary to restore the Security Deposit to its original amount. In the event of the sale or transfer of Landlord's interest in the Building, Landlord will transfer the Security Deposit to such purchaser or transferee, in which event Tenant shall look only to the new Landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant for the return of such Security Deposit.

LATE FEE

2.04. If Tenant shall fail to pay any Base Rent, Additional Rent or any other charge payable under this Lease, Tenant shall pay Landlord a late fee of six percent (6%) of such sum. In addition to said late fee, Interest will accrue at the maximum rate permitted by the laws of the State of Tennessee from and after the date on which any such sum is due and payable. Such Interest, together with a late charge of six percent (6%) of the delinquent amount, to cover the extra expense involved in holding such delinquency, will be paid by Tenant to Landlord at the time of payment of the delinquent sum. Notwithstanding the foregoing, Tenant shall not be deemed in default the first time Tenant’s rental or additional rental reserved herein under this Lease is late in any calendar year during the Term; provided, that, such payment is made within ten (10) days following the date due (and provided that Tenant has reasonable notice, whether written, verbal or otherwise, that such payment is overdue).

ARTICLE III
LANDLORD AGREES AS FOLLOWS:

SERVICES TO BE
FURNISHED BY LANDLORD

3.01. Landlord will maintain the Building in a Class A manner and to provide all usual and reasonable water, heat, cooling, janitor services, elevator services for ordinary purposes and electric current for lighting purposes in accordance with Normal Building Standards with the costs of such items being included as Operating Expenses. Normal Operating Hours shall be from 7:00 A.M. until 6:00 P.M. Monday through Friday or such other times as may be required by Government Regulation. Normal Building Standards shall provide for HVAC services during Normal Operating Hours. If Tenant requires or consumes HVAC services outside of Normal Operating Hours, then Tenant shall pay to Landlord, as additional rent, a flat rate of $42 per hour, per HVAC zone. If Tenant requires or consumes electricity or services in excess of usual and reasonable amounts for a typical general office tenant located within the Project, then upon receipt of notice from Landlord with reasonable documentation of such excess amounts, Tenant shall reimburse Landlord for such excess costs. In addition, Landlord shall have the right to separately meter and bill back to the Tenant for any above-standard power utilizing devices or areas of the Premises used by Tenant, if any, which by way of example and not limitation, could include supplemental HVAC systems, computer and telecommunications rooms, UPS or backup power devices, areas that operate outside Normal Operating Hours such as an after-hours call center, or otherwise consuming electricity or services in excess of typical usage for general office use. In such event, Tenant shall pay for the costs of power separation and sub-metering.

Failure of the Landlord to furnish such services, or any stoppage of such services resulting from causes incident to making repairs or improvements, failure of equipment or systems, or any other cause beyond the direct control of the Landlord, shall not render Landlord liable in any respect for damage or injury to either person or property, nor shall be construed an eviction of Tenant, nor work an abatement of rent, nor constitute a breach of Landlord's covenant of quiet enjoyment of the Premises, nor relieve Tenant from performance of any covenant or agreement hereunder. Should any equipment, system or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no claim for abatement or damages on account of interruptions in service occasioned thereby or resulting therefrom, and Landlord shall incur no liability whatever for any loss, damage or interruption of services caused by a strike, whether such strike shall involve employees of Landlord or others, or any other cause beyond direct control of Landlord. Notwithstanding the foregoing, in the event the interruption in services is due to the gross negligence or willful misconduct of Landlord, and the interruption continues for five (5) consecutive business days, then Tenant shall receive, as its sole remedy, an abatement of Base Rent until such services are restored. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

PEACEFUL ENJOYMENT

3.02. Tenant shall, and may peacefully, have, hold and enjoy the Premises subject to the other terms hereof, provided Tenant pays the rentals herein recited and performs all of its covenants and agreements herein contained.

ARTICLE IV
TENANT AGREES AS FOLLOWS:

PAYMENTS

4.01. To pay all rents and sums provided to be paid to Landlord hereunder at the time and in the manner herein provided, time being of the essence.

REPAIRS AND
RE‑ENTRY

4.02. Tenant shall promptly provide written notice to Landlord (except in the event of an emergency in which the notice will not need to be in writing) of the need of maintenance or repair to the Premises.

Tenant will, at Tenant's own cost and expense, repair or replace any damage or injury done to the Building, or any part thereof, caused by Tenant or Tenant's agents, employees, invitees or visitors. If Tenant fails to make such repairs or replacements promptly, or within forty-five (45) days after occurrence, Landlord shall have the right, ten (10) days after notice to Tenant, but shall not be obligated, to make such repairs or replacements and Tenant shall repay the reasonable cost thereof to Landlord, as additional rent, upon demand. Any wiring, cabling and computer / IT equipment installed by Tenant shall be removed from the Building or Premises by Tenant at Tenant's sole expense, upon termination of this Lease. Further, any damage to the Building or Premises as a result of such removal shall be repaired or replaced by Tenant promptly or within fifteen (15) days after occurrence. If after fifteen (15) days or upon expiration of the Lease, whichever is earlier, Tenant has not repaired said damage as required, Landlord may in any event, at its option, make such repairs or replacements and Tenant shall repay the reasonable cost thereof to Landlord on demand. Tenant will not commit or allow any waste or damage to be committed on any portion of the Premises, and shall, at the termination of this Lease, by lapse of time or otherwise, deliver up the Premises to Landlord broom clean and in good condition as at date of possession of Tenant, ordinary wear and tear damage directly caused by Landlord and casualty damage excepted, and, upon such termination of Lease, Landlord shall have the right to re‑enter and resume possession of the Premises.

ASSIGNMENT OR
SUBLETTING

4.03. In the event Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall obtain Landlord’s prior written consent therefor. Landlord’s grant or waiver of consent prior to any such assignment of this Lease or subletting of the Premises shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease. In the event of any assignment or sublease, neither Tenant nor any guarantor of this Lease shall be released from liability hereunder.

Anything herein to the contrary notwithstanding, if Tenant is a limited partnership or a general partnership (or is comprised of two (2) or more persons, individually or as co-partners), the change or conversion of Tenant to (i) a limited liability company, or (ii) a limited liability partnership or (iii) or other entity which possesses the characteristics of limited liability (any such limited liability company, limited liability partnership or other entity is collectively referred to as a “Successor Entity” shall be prohibited unless the prior written consent of Landlord is obtained, which consent may be withheld by Landlord in its sole and absolute discretion. Any attempt by Tenant to effect such conversion without Landlord’s prior written consent shall be voidable at Landlord’s election and further, shall constitute a material breach of this Lease for which Tenant shall not be entitled to any notice or opportunity to cure, notwithstanding anything contained herein to the contrary.

Any profits realized from any assignment of this Lease or sublease of the Premises shall be shared equally between Landlord and Tenant. The preceding notwithstanding, in no case shall Tenant have the right to sublease to other then-current tenants of the Project.

Upon request to assign or sublease by Tenant, Landlord shall have the option to terminate this Lease and enter into a new lease with the proposed assignee or subtenant.

Notwithstanding anything contained in this Lease to the contrary, upon an assignment of this Lease or sublease of all or part of the Premises, any and all Renewal Option(s), expansion options, or any other options granted in this Lease shall automatically be null and void and no further force or effect unless Landlord, in its sole and absolute discretion, agrees otherwise in writing.

Notwithstanding anything to the contrary contained in this section, the following constitutes Permitted Transfers, which do not require any prior notice or consent of Landlord (i) a transfer of the Lease to an entity which is the parent of Tenant, subsidiary of Tenant, affiliate of Tenant, or shall directly or indirectly control, be controlled by, or be under common control with, Tenant; (ii) any subsequent sale of ownership interest or issuance of new ownership interests, directly or indirectly, in Tenant; and (iii) a transaction in which any entity succeeds to all or substantially all of the assets of Tenant whether by merger, consolidation, sale or otherwise provided such successor entity assumes in full the obligations of Tenant under this Lease; provided, however, that (A) Tenant shall remain liable for the performance of all covenants, duties and obligations under the Lease, irrespective of any such assignment, and (B) the use of the Premises by the assignee shall conform with the uses permitted by this Lease. Tenant shall notify Landlord, in writing, of any such assignment or sublease within ninety (90) days after its occurrence and shall provide Landlord with all such reasonable information as Landlord may request reasonably regarding the identity and status of such assignee.

In the event of any assignment or sublease, Tenant agrees to pay an fee to compensate Landlord for its costs and other expenses incurred in connection with Tenant’s assignment or subletting. The fee shall be the greater of Five Hundred and No/100 Dollars ($500.00) or Landlord’s actual cost incurred, payable upon demand by Landlord.

ALTERATIONS, ADDITIONS,
IMPROVEMENTS TO THE PREMISES

4.04. Tenant shall not make or allow to be made any improvements, alterations or physical additions in or to the Premises in excess of $2,500 without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Any and all such alterations, physical additions, or improvements when made to the Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination in any manner of this Lease; but this clause shall not apply to trade fixtures or furniture of Tenant. Further any damage to the Building as a result of such removal shall be repaired or replaced by Tenant promptly or within ten (10) days after occurrence. Landlord may in any event, at its option, make such repairs or replacements and Tenant shall repay the cost thereof to Landlord on demand.

Upon Landlord's demand, any alterations made by Tenant which were not approved by Landlord shall be removed at the termination of the Lease and the Premises restored to their former condition, all at the Tenant's expense.

Tenant shall not suffer any mechanics' or material men's lien to be filed against the Premises or the total Building facilities or any part thereof by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises under Tenant.

ALTERATIONS, ADDITIONS,
IMPROVEMENTS TO THE BUILDING
OR COMMON AREA

4.05. Tenant shall in no event be permitted to make any alterations, additions, modifications or improvements whatsoever to any portions of the Building or Building common areas that are located on the exterior of Tenant’s Premises, including without limitation, such items as access card readers, security cameras, or doorbells. Should Tenant desire any such modifications, Tenant shall obtain Landlord’s prior approval with regard thereto, which, except for a security systems such as a card reader, may be withheld or denied in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, it is hereby acknowledged and agreed that Landlord shall in no event and under no circumstances approve any modifications or installations in the Building elevator lobbies, as the Building finishes that would be damaged would be cost prohibitive and aesthetically difficult to repair.

If Landlord grants approval for an alteration, addition, modification or improvement to the Building or common areas (“Approved Common Area Addition”), said item shall be installed by Tenant in accordance with all applicable laws, ordinances, and regulations. Tenant shall be responsible for the cost of repairing any damage to the Building related to the installation of the Approved Common Area Addition.

All costs, fees, and expenses related to the installation, operation, and maintenance of Approved Common Area Addition and all related equipment shall be at Tenant’s sole cost and expense. In the event Tenant fails to timely pay costs, fees or expenses associated with the installation, operation, or maintenance of the Approved Common Area Addition, Landlord shall have the right, but not the obligation, to pay such costs, fees and expenses. If Landlord exercises said right or if Landlord acquires any liability resulting from the Approved Common Area Addition and related equipment, Tenant shall, on demand, reimburse Landlord as Additional Rent for any liability or costs incurred, including reasonable attorneys’ fees. In addition, should Tenant fail to timely pay any costs, fees or expense related to or arising from the Approved Common Area Addition, Tenant shall be considered to be in default under the Lease and Landlord shall have all remedies provided therein.

Tenant, at Tenant’s sole cost and expense, shall be responsible for removing the Approved Common Area Addition and restoring any damage to the Building and Building common area prior to the expiration of the Lease Term. In the event Tenant fails to remedy said damage, Landlord shall have the right, but not the obligation, to repair such damage in which event Tenant shall reimburse Landlord, as Additional Rent, for all costs and expenses incurred by Landlord in repairing the damage caused by said removal.

Tenant shall indemnify Landlord and save it harmless from and against, and agrees to pay for, any and all liability, damages, costs, or expenses, including attorney’s fees, arising from any damage to the Building or Building common area, any act, omission, or negligence of Tenant or its agents, employees, contractors, officers, invitees or visitors in or about the Building, or arising from any accident injury, or damage and by whomever caused, to any person or property, occurring in or about the Building arising from or incidental to the installation, operation, maintenance or removal of the Approved Common Area Addition and related equipment. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

LEGAL USE AND VIOLATIONS
OF INSURANCE COVERAGE

4.06. Tenant will not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful in part or in whole or deemed to be disreputable or hazardous in any manner, or permit anything to be done which will in any way increase the rate of insurance on said Building and/or its contents, and in the event that, by reason of acts of Tenant, there shall be an increase in rate of the insurance on the Building or its contents created by Tenant's acts or conduct of business, then Tenant hereby agrees to pay such increase and to remedy such condition upon demand by Landlord.

INSURANCE
4.07.

A.
Tenant agrees to maintain during the term, comprehensive general liability insurance under which Tenant is named as insured and Landlord as an additional insured in amounts satisfactory to Landlord which presently is to be with minimum combined single limits of $1,000,000.00 per occurrence for bodily injury and property damage and a $2,000,000.00 aggregate limit, and containing a contractual endorsement covering Tenant's indemnity obligations under this Lease, and a waiver by the insurer of all right of subrogation against Landlord, its officers, directors, agents and employees. A current certificate of such insurance shall be deposited with Landlord at all times which shall provide that such insurance may not be altered, terminated or lapse without at least thirty (30) days prior written notice to Landlord.

B.
Anything in this Lease to the contrary notwithstanding, it is agreed that Tenant hereby releases Landlord from any liability which Landlord would, but for this Section 4.07, have had to Tenant during the Lease Term, resulting from the occurrence of any accident, or occurrence or casualty which is covered by casualty or property damage insurance required to be carried by Tenant or actually being carried by Tenant at the time of such occurrence. The provisions of this Section 4.07 shall survive the expiration or earlier termination of this Lease.

RULES OF BUILDING

4.08. Tenant and Tenant's agents, employees, invitees and visitors shall comply fully with all requirements of the rules of the Building which may be made by Landlord. A copy of such rules is attached hereto as Exhibit “E” and such rules may be changed or amended by Landlord at any time.

ENTRY FOR REPAIRS
AND INSPECTION

4.09. Tenant will permit Landlord or its officers, agents, or representatives the right to enter into and upon any and all parts of the Premises with reasonable notice to Tenant (normal Building services, cleaning and emergencies excluded from the notice requirement) at all reasonable hours to inspect same or make repairs or alterations or additions as Landlord may deem necessary or desirable and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Within last six (6) months prior to expiration of the Lease Term or applicable renewal term, Landlord shall have the right to enter the Premises on the same conditions to market the Premises for lease provided Landlord gives Tenant reasonable notice and uses reasonable efforts to minimize disturbance of Tenant.

SIGNS
4.10. Upon Landlord’s reasonable approval of the proposed location, size, style, color, character and material, Landlord shall install and display on behalf of Tenant Building standard signage (i) in the Building directory and (ii) near the entrance to the Premises. Except as provided above, Tenant shall not paint, display, inscribe, maintain or affix any sign, picture, advertisement, notice, lettering or direction on any part of the exterior of the Premises or on any part of the Building without the prior written consent of Landlord. Landlord reserves the right to remove, at Tenant's expense, all matter other than that above provided for without notice to Tenant.

DEFACING PREMISES
AND OVER‑LOADING

4.11. Tenant shall not place anything or allow anything to be placed near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls, blinds, shades, awnings or other forms of inside or outside window coverings, or window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is approved by the Landlord, and Tenant shall not do any painting or decorating in the Premises or make, paint, cut or drill into, or in any way deface any part of the Premises or Building without the written consent of Landlord. Tenant shall not overload any floor or part thereof in the Premises, or any facility in the Building or any public corridors or elevators therein, by bringing in or removing any large or heavy articles, and the Landlord may direct and control the locations of safes, furniture and other large or heavy articles that may be brought into the Building. Tenant agrees not to place any load on any portion of the Premises or other portions of the Building or its equipment that would exceed the allowable load limits as set forth in the rules of the Building.

ORGANIZATION AND AUTHORITY
4.12. Tenant has been duly organized, is validly existing, is in good standing and is qualified to do business in the state in which the Premises is located. Tenant has the full right and authority and have obtained any and all consents required to enter into this Lease, all of the documents to be delivered by Tenant to consummate or cause to be consummated the transaction contemplated hereby. This Lease has been, and all of the documents related to the Lease to be delivered by Tenant will be authorized and properly executed and constitutes, or will constitute the valid and binding obligation of Tenant, enforceable in accordance with their terms.
ARTICLE V
LANDLORD & TENANT MUTUALLY AGREE AS FOLLOWS:

CONDEMNATION

5.01. If the Premises or any material part thereof is taken by virtue of eminent domain or for any public or quasi‑public use or purpose, either Party may terminate this Lease and Rent shall be prorated to the date of termination. If any part of the Building other than the Premises be so taken, the Landlord shall have the right to terminate this Lease at the date of such taking or within six months thereafter by giving Tenant thirty (30) days prior notice of the date of such termination. Landlord shall be entitled to the entire condemnation award, except that Tenant shall be entitled to make a separate claim against the taking authority for the unamortized value of any permanent improvements to the structure of the Building paid for by Tenant and its furniture or trade fixtures belonging to Tenant or which Tenant would be entitled to remove upon the termination thereof. Tenant shall be entitled to claim against the taking authority for the Leasehold Improvements in excess of the Tenant Improvement Allowance provided by the Landlord, any tenant-installed improvements, moving expenses, increase in rental, and other associated expenses not covered by insurance.

LOSS OR DAMAGE

5.02. Notwithstanding anything contained herein to the contrary, Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by theft, fire, water, rain, snow, leakage, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of any governmental body or authority or any matter beyond the control of Landlord or for any damage or inconvenience which may arise through repair or alteration of any part of the Building, or failure to make such repairs, or from any cause unless and to the extent occasioned by Landlord's gross negligence or intentional misconduct or intentional breach of this Lease.

HOLDING OVER

5.03. If Tenant holds over occupying the Premises after the Lease Term ends (“Holdover”), then:

1.    If the Holdover is with Landlord’s written consent, it shall be a month-to-month tenancy, subject to any other conditions Landlord may impose, and terminable on thirty (30) days advance notice by either party. Tenant shall pay at the beginning of each month one and one-half times (150%) the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period;

2.    If the Holdover is without Landlord’s written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall pay by the first day of each month one and one-half times (150%) the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant’s Holdover. Landlord shall retain its remedies against Tenant who holds over without Landlord’s written consent.

LOSS BY FIRE OR
OTHER CAUSES

5.04. Tenant shall, in case of fire, or loss or damage from any other cause, give immediate verbal or written notice thereof to Landlord. If the Premises shall be damaged by fire or other casualty covered by Landlord's insurance, the damages shall be repaired by and at the expense of Landlord and the Rent until such repairs shall be made shall be apportioned according to the part of the

Premises so damaged, except that Tenant agrees to repair and replace its own furniture, furnishings and equipment, and except that, if such damage be so extensive that replacement of all or substantially all of the Building be required, then and in that event, at the option of Landlord, this Lease will be canceled and of no force and effect from and after the date of the occurrence of such damage.

SUBROGATION

5.05. Landlord and Tenant hereby mutually covenant and agree to have their respective insurance carriers waive any right of subrogation for any losses paid to them on policy or policies of insurance carried on their respective properties to the extent permitted by the terms of such policy or policies. If such waiver can be secured only by the payment of an additional premium, the Party benefited thereby shall pay such additional premium.

ATTORNEY'S FEE

5.06. If Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, Tenant agrees to pay reasonable attorney's fees incurred by Landlord.

Should Tenant require Landlord to execute additional documents during the Term that requires attorney review, Tenant agrees to reimburse Landlord for any legal fees it incurs.

The provisions of this section shall survive the expiration or earlier termination of this Lease.

AMENDMENT OF LEASE

5.07. This Agreement may not be altered, changed, or amended, except by an instrument in writing signed by both Parties hereto.

DEFAULT
BY TENANT

5.08.    Each of the following shall constitute an "event of default":

A.	If Tenant shall fail to pay when due any Rent, Additional Rent or other charge payable by Tenant under this Lease; or

B.
If Tenant shall fail to observe or perform any other provision of this Lease, and such default shall continue for a period of thirty (30) days (provided that if such default cannot reasonable be cured within thirty (30) days then Tenant shall have an additional reasonable period of time to cure such default) after written notice of such default from Landlord; or

C.
If Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future federal, state or other bankruptcy or insolvency statute or law, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises and if such condition shall continue for a period of twenty (20) days.

REMEDIES

5.09. Upon the occurrence of any event of default, Landlord shall have the right at any time thereafter to pursue any one or more of the following remedies with or without notice or demand. Pursuit of any of the following remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rents due to Landlord hereunder or of any damages accruing to Landlord by reason of the Tenant's violation of any of the terms, conditions or covenants herein contained. Any rents or charges which may be due Landlord, as provided herein, shall include the Base Rent for the Lease Term, the unamortized balance of any leasehold improvements, broker commissions paid hereunder, and any Additional Rent or other charges provided for herein. In the event the aforementioned unamortized balance is paid in full, the amount of Base Rent due shall be adjusted accordingly.

A.
Terminate this Lease; however, any liability of Tenant to Landlord or indemnification of Landlord by Tenant shall survive such termination, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rents, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or for any claim for damages therefor. Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord suffers by reason of such termination, whether through inability to re-let the Premises on satisfactory terms or otherwise. Landlord shall use reasonable efforts to mitigate its damages hereunder.

B.
Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, by entry into the premises if necessary, without being liable for prosecution or any claim for damages therefor, and re-let the Premises and receive the rents therefrom. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such re-letting. There shall be added to any deficiency such reasonable expenses as Landlord may incur in re-letting the Premises, including reasonable attorneys' fees, brokerage fees and preparation of the Premises for re-letting, all as Landlord deems advisable and necessary for the purpose of re-letting the Premises.

C.
Enter upon the Premises, in accordance with applicable law, without necessarily expelling or removing Tenant, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for expenses, together with interest at the maximum rate legal in Tennessee per annum, which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

D.	Pursue any and all other rights and remedies available at law, in equity or under this Lease.

E.
In the event that the Landlord's exercise of any remedy under this Section or of any other remedy for default available to and under the law, or in equity results in a period of time during which the Premises remains unlet irrespective of whether this Lease is terminated or not, the Tenant shall be absolutely liable to the Landlord for the rentals which would be due under this Lease for such period of time. The liability of the Tenant shall not be diminished for such period of a subsequent re-letting of the Premises, regardless of whether the re-letting results in rent payments in excess of the Rent payments required hereunder.

F.
It is further agreed that if an event of default shall have occurred or if the Landlord should terminate the Lease and/or take possession of the Premises pursuant to any of the above Sections or pursuant to rights under the statutory or common law, the Landlord may thereafter accept any rental payments or other payments which may be tendered by the Tenant as payments on account. The acceptance of such payments shall not be deemed a release of any of the liabilities under this Section and shall not be deemed a waiver of the event of default or an agreement to restore possession of the Premises to the Tenant in the absence of a written agreement to that effect signed by or on behalf of the Landlord.

WAIVER

5.10. Failure of Landlord to declare any default immediately upon occurrence thereof or delay in taking any action in connection therewith shall not waive such default, but Landlord shall have the right to declare any such default, at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

ASSIGNMENT
BY LANDLORD

5.11. This Lease shall inure to the benefit of the successors and assigns of Landlord who assume Landlord’s obligations hereunder and, except as otherwise specifically provided herein, with the written consent of Landlord first had and obtained, but not otherwise, to the benefit of the heirs, executors and/or administrators, successors and assigns of Tenant. Landlord may assign by way of security or otherwise this Lease or any part hereof or any right hereunder without Tenant’s consent, and any such assignment by Landlord of its entire interest in the Demised Premises, and its entire rights under this Lease (other than a security assignment) shall relieve Landlord of any further obligation hereunder, except for obligations accrued at the time of such assignment, if the assignee assumes and agrees to perform the obligations of the Landlord hereunder.

SUBORDINATION; ATTORNMENT

5.12. This Lease is and shall be subordinate to any mortgage or deed of trust that may now or hereafter be placed by Landlord upon the Building or any part thereof and to any and all advances made thereunder or modifications, replacements or extension thereof. It is the intent of the Parties that the foregoing provisions shall be self-operative, but upon request of Landlord, Tenant shall execute a subordination and non-disturbance agreement in a form provided by Landlord’s lender.

INDEMNITY

5.13. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions, claims, demands, costs (including reasonable attorney's fees), damages or expenses of any kind which may be asserted against or incurred by Landlord as the result of any occurrence in or about the Premises, by reason of Tenant's use or occupancy of the Premises, by reason of the failure of Tenant to perform any of its obligations under this Lease and by reason of any claim by or injury of any invitee or customer of Tenant.

Landlord shall indemnify, defend and hold Tenant harmless from and against any and all actions, claims, demands, costs (including reasonable attorney's fees), damages or expenses of any kind which may be asserted against or incurred by Tenant as the result of any occurrence in or about the Common Areas.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

ENVIRONMENTAL POLLUTION AND
HAZARDOUS MATERIALS

5.14. (a) As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

(b) Tenant agrees not to introduce any Hazardous Material in, on or adjacent to the Premises without (i) providing Landlord with thirty (30) days prior written notice of the exact amount, nature, and manner of such Hazardous Material (except Hazardous Materials that are typical for office use which no notice to Landlord will be required), and (ii) complying with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use or disposal, and clean-up of Hazardous Materials, including, but not limited to, the obtaining of proper permits.

(c) Tenant shall immediately notify Landlord of any inquiry, test, investigation, or enforcement proceeding by or against Landlord or the Premises concerning a Hazardous Materials. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the right, at its election, in its own name or as Landlord’s agent, to negotiate, defend, approve, and appeal, at Tenant’s reasonable expense, any action taken or order issued with regard to a Hazardous Material by an applicable governmental authority.

(d) If Tenant’s storage, use or disposal of any Hazardous Material in, on or adjacent to the Premises, results in any contamination of the Premises, the soil or surface or groundwater (i) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or (ii) at levels which are unacceptable to Landlord, in Landlord’s reasonable judgment, Tenant agrees to clean-up the contamination. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claim, suits, causes of action, costs, fees, including attorneys’ fees and costs, arising out of or in connection with any clean-up work, inquiry or enforcement proceeding in connection therewith, and any Hazardous Materials currently or hereafter used, stored or disposed of by Tenant or its agents, employees, contractors or invitees on or about the Premises.

(e) Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord shall have the right to enter the Premises or to have consultants enter the Premises through the Lease Term of this Lease for the purpose of determining: (1) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances, and policies including those pertaining to the environmental condition of the Premises, (2) whether Tenant has complied with this Section 5.14, and (3) the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials, or to remove Hazardous Materials. Tenant agrees to provide access and reasonable assistance for such inspection. Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the Lease Term of this Lease. Tenant shall reimburse Landlord for the reasonable cost of such inspections with ten (10) days of receipt of a written statement therefore. If such consultants determine that the Premises are contaminated with Hazardous Materials, Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Landlord and any applicable governmental agencies. Right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord’s part to inspect the Premises, or liability of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(f) Tenant shall surrender the Premises to Landlord upon the expiration of earlier termination of this Lease free of Hazardous Materials introduced in the Premises during the Lease Term.

(g) Tenant’s obligations under this Section 5.14 shall survive expiration or earlier termination of this Lease.

CONTINUATION OF LEASE
AFTER TERMINATION

5.15. No receipt of money by Landlord from Tenant after the termination of this Lease, or after the service of any notice, or after commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Lease Term or affect any such notice, demand or suit.

WAIVER OF
JURY TRIAL

5.16. Notwithstanding anything contained in the contrary, In the event that suit is commenced to enforce any right, claim, covenant, condition or obligation contained in or arising out of this Lease, Landlord and Tenant waive any right they may have to trial by jury. The provisions of this Section shall survive expiration or earlier termination of this Lease.

BANKRUPTCY

5.17. If voluntary bankruptcy proceedings be instituted by Tenant, or if proceedings be instituted by anyone else to adjudge Tenant a bankrupt, or if Tenant makes an assignment for the benefit of his creditors or if execution be issued against him, or if the interest of Tenant in this Lease pass by operation of law to any person other than Tenant, this Lease may, at the option of Landlord, be terminated by notice to Tenant.

FORCE MAJEURE

5.18. Should Landlord, through no fault or omission of Landlord and in spite of all reasonable efforts by Landlord, be delayed or prevented from performing any of its obligations including construction, services, repairs or replacements under this Lease or should the progress, performance or completion of any portion or portions of the whole of the Premises be delayed as a result of weather, or as the result of acts of God, terrorism, events beyond the control of Landlord not related to financial ability on the part of Landlord, acts of the government, inability to procure materials, contractors or professionals, inability to obtain utilities or failure of utilities, laws or other governmental requirements or approvals, or strikes, freight embargoes or other casualty, or on account of any act, or omission of others engaged by Landlord, or on account of any act or omission of the Tenant, Landlord’s delay shall be excused and the time of estimated completion of the portion or portions of the work directly affected by such delay, shall, at the option of the Landlord, be extended by a period equivalent to the time lost thereby. If Landlord shall be unable to perform or shall be delayed, through no fault or omission of Landlord, in the performance of any covenant to supply service, such nonperformance or delay in performance shall not give rise to any claim against the Landlord for damages or constitute a total or partial eviction, constructive or otherwise.

LIMITATION OF LANDLORD’S LIABILITY

5.19. Notwithstanding anything set forth in this Lease to the contrary, it is agreed that Tenant shall look solely to the Landlord’s ownership in the Building and land that is owned by Landlord associated with said Building, and any insurance or condemnation proceeds received therefrom, for the satisfaction of the remedies of Tenant in the event of a breach by Landlord of any of the provisions of this Lease, and Landlord shall not be liable for any such breach except to the extent of such proceeds and ownership interest in the Building and Building land. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

WAIVER OF DAMAGES

5.20. Notwithstanding anything set forth in this Lease to the contrary, Landlord shall, in no event, be liable in damages for Tenant’s business loss, business interruption, loss of profits, or other special, incidental, or consequential damages of whatever kind or nature, regardless of the cause of such damages and Tenant, and anyone claiming by or through it, expressly waives all claims for such damages.

Neither party shall, in any event, be liable in damages for exemplary or punitive damages of whatever kind or nature, regardless of the cause of such damages and both parties, and anyone claiming by or through either party, expressly waives all claims for such punitive or exemplary damages.

The provisions of this Section shall survive expiration or earlier termination of this Lease.

PARKING & OCCUPANT DENSITY

5.21. The parking area for the Building shall be subject to the exclusive control of the Landlord. The parking area for the Building is shared between the Building occupants.

Tenant hereby agrees that Tenant and Tenant’s employees will park in only those portions of such parking area designated therefor from time to time by Landlord in accordance with such rules and regulations as Landlord may from time to time impose provided such parking area is located within the Project. At no additional charge to Tenant, Tenant shall be afforded nonexclusive, unreserved use of the surface parking associated with the Building, which shall be used by Tenant’s employees and shared in common with other tenants.

Tenant shall also be granted the use of a maximum of two (2) parking spaces in the parking garage below the building. Landlord may control access to the garage and/or reserve the garage parking spaces, in Landlord’s discretion.

In addition, except as provided herein, Tenant’s Maximum Potential Occupant Density (hereinafter defined) shall not exceed five (5) employees per 1,000 RSF feet of the Premises. The “Maximum Potential Occupancy Density” is calculated by the number of total seats available to employees in the Premises, if all available employees were to simultaneous occupy the Premises, but not including seats in coolaborative areas such as conference rooms or work rooms. If Tenant exceeds the Maximum Potential Occupant Density, Landlord shall be entitled to pursue any and all remedies available hereunder or otherwise available at law or in equity. Landlord acknowledges that Tenant’s Premises in Exhibit B as designed is permitted to exceed the Maximum Potential Occupancy Density by up to eight (8) employees per 1,000 RSF of the Premises, provided that should Tenant expand its Premises within the Building, any additional RSF leased will be subject to the Maximum Potential Occupancy Density.

CONSTRUCTION

5.22. Should any provision of this Lease require judicial interpretation, the Parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof should be more strictly construed against one Party by reason of the rule of construction that a document is to be more strictly construed against the Party who itself or through its agents prepared the same, it being agreed that Landlord, Tenant and their respective agents have participated in the preparation hereof.

LANDLORD’S RIGHT OF SUBSTITUTION

5.23. At any time hereafter but not more than once during the Lease Term, Landlord shall have the right, at Landlord’s discretion and sole cost, to substitute for the Premises then being leased or to be leased hereunder (the “Existing Premises”) another premises in any other office building within the Berry Farms development (the “New Premises”), provided that the New Premises shall be (i) substantially the same size, (ii) the same or similar location on the floor taking into account elevator exposure, (iii) on or on a higher floor than the Existing Premises, (iv) similar configuration, (v) if locating to another building in the Berry Farms development, then similar building class, and (v)i improved with finishes similar to or better than the quality of the improvements existing in or planned for the Existing Premises.

If Tenant shall not have received possession of the Existing Premises, then, as of the date Landlord gives notice of a substitution, such substitution shall be effective, the New Premises shall be the Premises hereunder and the Existing Premises shall cease to be the Premises hereunder, provided that the substituted New Premises shall be completed by the Commencement Date contemplated in Section 1.02.

If the Tenant has already received possession of the Existing Premises as of the date Landlord gives notice of a substitution, Tenant shall vacate and surrender the Existing Premises not later than the later of (i) the 120th day after the date that Landlord notifies Tenant of Landlord’s intent to make the substitution in question or (ii) the 30th day after Landlord shall have substantially completed the improvements to be done by Landlord in the New Premises, pursuant to this paragraph. As of the sooner of such 30th day or the date of such surrender and vacation, the New Premises shall be the Premises leased under this Lease and the Existing Premises shall cease to be the Premises leased under this Lease. Landlord shall pay (a) the actual and reasonable out-of-pocket expenses of Tenant’s moving of its property from the Existing Premises to the New Premises, and (b) shall improve the New Premises with finishes similar to or better than the quality of the improvements existing in the Premises and shall reimburse Tenant for its actual and reasonable out-of-pocket costs in connection with the relocation of any security system, Tenant-installed electronics and equipment, telephone or other communications cabling and any wiring from the Existing Premises to the New Premises. However, instead of paying the costs of Tenant’s moving of its furniture and workstations, Landlord may elect to either move Tenant’s property or provide personnel to do so under Tenant’s direction.

Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Section 5.23. Without limiting the generality of the preceding sentence, Tenant agrees to promptly provide to Landlord such approvals, instructions, plans, specifications or other information as may be reasonably requested by Landlord. Upon completion of the substitution, Landlord and Tenant will amend this Lease to change the description of the Premises and any other matters pertinent thereto.

NOTICES

5.24. Any notice required or permitted to be given hereunder shall be in writing, and shall be (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, or (b) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered two business days after deposit in such mails. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

TENANT:        Louis Hoch
Payment Data Systems
12500 San Pedro Avenue
Suite 120
San Antonio, TX 78216

With a copy to: Premises; ATTN: Vaden Landers

LANDLORD:     RP Circle 1 Building, LLC
Attention: Kent Smith
c/o Boyle Investment Company
2000 Meridian Blvd., Suite 250
Franklin, Tennessee 37067

COMMUNICATIONS COMPLIANCE

5.25. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto.

Tenant shall not utilize any wireless communications equipment (other than usual and customary wireless IT operations and cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein. Upon the expiration of the Lease, Tenant shall remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal upon the expiration or termination of the Lease Term and at Tenant’s sole cost and repair any damage resulting from such removal.

Tenant shall have the right to (i) select one or more telecommunications providers for service provided directly to the Premises, and may, subject to the terms and conditions of this Lease, install and operate telecommunications equipment and lines as Tenant deems reasonably necessary, and (ii) allow third party providers of telecommunications, internet, intranet, wireless, fiber, video and any other audio, visual and data information processing services to enter upon the Premises for purposes of installing, operating and maintaining equipment within the Premises.

ESTOPPEL CERTIFICATE

5.26. Tenant agrees to execute, acknowledge and deliver to Landlord an estoppel certificate, in form reasonable prescribed by Landlord regarding the status or performance of this Lease in favor of any proposed lender or proposed mortgagee or purchaser of the Building, within fifteen (15) days after written request. Should Tenant not deliver such estoppel within the fifteen (15) day period, Landlord agrees to deliver a second written notice to Tenant, wherein Tenant will have five (5) days to respond, then Tenant's failure to deliver such certificate within the time frame set forth above shall, at Landlord's option, be conclusive proof that this Lease is in full force and effect without modification, that there are no uncured defaults in Landlord's performance of Landlord's obligations under this Lease, and that not more than one month's Rent and other charges payable hereunder has been paid in advance.

MOLD AND MILDEW

5.27. Tenant warrants and represents that its use of the Premises shall not increase humidity levels within the Premises above reasonable humidity levels. Tenant shall maintain a temperature in the Premises between 68.5 F – 76.0 F during the winter months and between 74.0 F – 80.0 F in the summer months. Tenant shall not block or cover any of the heating, ventilation or air conditioning ducts in the Premises. Tenant shall keep all ice and coffee machines that Tenant places in the Premises in good condition and repair and immediately remove any water discharged or spilled from such ice or coffee machines. Tenant shall regularly monitor the Premises for the presence of mold or mildew or for any conditions that reasonably can be expected to contribute to the growth of mold or mildew (collectively, the “Mold and Mildew Conditions”), including, but not limited to, evidence of water leaks or excessive humidity in the Premises, a failure or malfunctioning in the heating, ventilation or air conditioning system serving the Premises and inoperable doors or windows in the Premises. Tenant shall immediately notify Landlord in writing of: (i) any visible signs of mildew or mold growth in the Premises; and (ii) any Mold and Mildew Conditions in the Premises.

BROKER AND COMMISSION

5.28.    Tenant represents that it is not represented by a broker and is not responsible for the payment of any commission other than Site Selection Group, LLC (“Tenant’s Broker”). Landlord shall pay a commission to Tenant’s Broker pursuant to a separate agreement. Tenant will indemnify and hold Landlord harmless from any and all claims for commission alleged to be due brokers other than Tenant’s Broker that assert entitlement to commission by virtue of their representation of Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

MISCELLANOUS

5.29.    Landlord and Tenant mutually covenant with each other:

(1) That all rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.

(2) It is understood and agreed by the Parties hereto that notice from Landlord mailed by overnight courier or certified mail or delivered to Premises leased hereunder shall constitute sufficient notice to Tenant to comply with the terms of this Lease.

(3) It is further understood and agreed that any charges against Tenant by the Landlord for supplies, services, or for work done on the Premises by order of Tenant, or otherwise accruing under this Lease shall be considered as Additional Rent due and unpaid.

(4) All common areas within the Project that serve the Tenant and other tenants to the Building shall be subject to alteration or reconfiguration, in Landlord’s sole discretion, so long as Tenant’s access to parking and use of the Premises are not adversely affected.

(5) Each of the provisions of this Lease shall extend to, and shall, as the case may require, subject to the provisions of 4.03 hereof, bind or inure to the benefit not only of Landlord and Tenant, but also of their respective successors, assigns, heirs and legal representatives.

(6) That all schedules and exhibits initialed by both Parties hereto and attached to this Lease shall be a part of this contract whether or not said schedules and exhibits are specifically referred to in the Lease.

(7) That the waiver by Landlord of any breach of any covenant or covenants of this Lease shall be limited to the particular covenant, and shall not operate nor be deemed to waive any future breaches of the same covenant or covenants nor of any other covenant or covenants.

(8) In the event that any provision or part of a provision of this Lease is held invalid, the other provisions and parts of provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have hereunto executed this Lease Agreement this the day and year first above written.

LANDLORD:
RP CIRCLE 1 BUILDING, LLC, a Tennessee limited liability company

By:    /s/ Kent Smith
Title:    Manager

TENANT:
PAYMENT DATA SYSTEMS, INC., a Nevada corporation

By:    /s/ Vaden Landers
Title:    EVP

EXHIBIT “A”

EXHIBIT “B”
FLOOR PLANS DELINEATING LEASED PREMISES

EXHIBIT “C”

Berry Farms
4037 Rural Plains Circle
Standard Office Build-Out Specifications

•
Ceiling grid & tile – The ceiling grid is to be 2’ x 2 x 3/4’ tegular fissured acoustical tile with reveal. Specifications: Armstrong (24”x24”x5/8”) – tile type shall be one of the following below, which selection shall be determined by the first tenant to do a buildout on a floor (subsequent tenants on the same floor shall match the ceiling tile selection of the initial tenant). Beveled Tegular Ultima 1951, white

▪	Armstrong Cortega

▪	Armstrong Dune

•	Hard ceilings should not be installed in locations that would prohibit access to building system components including VAV boxes

•	Tenant doors – All entry doors will be 3’0” x 8’10” plain sliced Cherry AA premium grade by Eggers – factory finished to match sample N14442-17GL

▪
Doors with full-height glass inserts have an 8x8x8x10 stile with a prefinished cherry stop. First Floor Doors in rated 2-hour corridor shall be solid or use firelite ceramic glazing, where allowed. No metal frames are allowed for glass inserts in doors.

▪	Knock-down frames are acceptable.

▪
Hardware is by Stanley - Best 9K Series Cylindrical Locksets with Style 14 Curved Return and 3” convex rose – Finish 626, Hinges are FBB179 4.5x4.5 US26D, Closers CLD-4551, Boyle uses a Cormax Core 1CX-7XA12 that is Suite Mastered – coordinate with Building Management and Tenant Setup by Office Space

▪	Contact: Isenhour Doors Products.

•	Interior doors – All interior doors will be 3’0” x 8’0” plain sliced Cherry AA premium grade by Eggers – factory finished to match sample N14442-17GL

▪	Knock-down frames are acceptable.

▪
Doors with full-height glass inserts have an 8x8x8x10 stile with a prefinished cherry stop. First Floor Doors in rated 2-hour corridor shall be solid or use firelite ceramic glazing, where allowed. No metal frames are allowed for glass inserts in doors.

▪
Hardware is by Stanley - Best 73KC Series Cylindrical Sets with Style 14 Curved Return and 3” convex rose – Finish 626, Hinges are FBB179 4.5x4.5 US26D, Closers where required are CLD-4551, Interior Locksets are not provided as a building standard except for IT Closets. Boyle uses a Cormax Core 1CX-7XA12 that is Suite Mastered – coordinate with Building Management and Tenant Setup by Office Space

▪	Contact: Isenhour Doors Products.

•	Sprinkler heads – All sprinkler heads to be building standard, concealed, and center of tile

•	HVAC

o
Controls & graphics – Graphics updates for building Allertin HVAC control system to be coordinated between contractor and building manager. Control installation cost to be included in interior general contractor’s contract; see manager (Kent Smith, 615.550.5591, ksmith@boyle.com) for cost and coordination

o	Slot diffusers at building perimeter to be used, as alternative to lay-in diffusers, where possible

o	Before installing supplemental units, please contact Kent Smith 615.550.5591

•	Lighting –

o
Primary lighting standard – 2’x4’ LED Troffer (or acceptable equivalent of Lithonia, or Copper Metalux), Williams LT 24 L43/830/AF/DIM/UNV. Lighting density is to be a minimum of one (1) fixture per 80 SF. Light color 3000K

o	Down lighting – Gotham, 6” AFV 32 TRT 6PR MVolt GEB10, WLP compact fluorescent (Or LED equivalent – light color 3000K)

o	Exit lights – Exit signs to be edge-lit, ceiling recessed, green – Beghelli OL2. Tied to emergency generator loop and shall not utilize a battery back-up

o	Emergency light – Beghelli PACO (PEH -1-B) emergency only, black housing

o	Lighting controls – Tenant buildouts to be tied into building lighting control system; coordinate with building management

▪	In order to meet energy codes, tenants shall utilize occupancy sensors throughout; ‘double switching’ and independent lighting control panels shall not be used

•
Dishwashers & Water Heaters – All tenant spaces requiring a dishwasher must have 6-gallon water heaters installed under-counter and equipped with drain pan piped to a drain. Over-head water heaters are not allowed, per codes

•
Common Areas – In the event the building common areas (corridors, restrooms, elevators, lobby, etc.) are affected by an interior build-out, interior general contractor is responsible for returning common areas to original condition. Contact building management office for building-specific finish information

•	Millwork – All millwork, unless otherwise noted, to be plastic laminate with melamine interiors. Millwork in break rooms and work rooms to conform to ANSI and ADAAG standards.

•
Fire extinguishers – Interior contractor to furnish and install recessed fire extinguisher cabinets to match base building. Fire alarms, strobes, extinguishers, etc. to be furnished and located in compliance with guidelines of city codes department.

•
Electrical – All electrical circuits must originate from the electric panel(s) on the floor where the circuit is being installed. Remove any circuits discovered during construction which violate this rule. When demolishing existing electrical, demolition shall go all the way back to the electric panel/breaker

o	Any sub-meters necessary for tenant spaces shall connect to Landlord’s BAS for trending

o	Device Colors for all Tenant spaces will be White using the following manufacture: Legrand

•	X-ray of floors is not required. GC shall conduct a visual inspection above ceiling on the floor below

•
MP&E Drawings – Stamped mechanical and electrical engineered drawings to be furnished on a ‘design-build’ basis by the MP&E subcontractors that are hired by the general contractor (included in general contractor cost), or MP&E engineer shall be separately engaged by the tenant.

•	Carpeting – The Landlord has a beneficial agreement with Shaw, which allows ‘bulk purchase’ discounts to be passed through to tenants who choose Shaw carpet

▪
‘Building Standard’ carpet is to utilize a Shaw carpet (rolled carpet) chosen from any of the following collections: Fossil/Terra BL, Mecca BL, Signed/Sealed/Delivered BL, Meld/Eclectic BL, Flicker/Flare BL, Edit/Equal/Divide BL, Tint/Tone BL

o	Shaw or vendor or equal quality, carpet tile or upgraded rolled carpet (over and above the preceding options) is not included in the Building Standards, which excess cost would be a Tenant cost

•	Vinyl Composition Tile - Vinyl composition tile to be Armstrong Excelon or equivalent

•	Rubber base – Cove rubber base to be Johnsonite 4” or equivalent rubber base to be used in all office areas rolled goods as to minimize the joints.

•
Tenant separation walls – To be built to deck for security and sound insulation, but not required to be rated. Separation partitions are also to include insulation for sound insulation. Adhere to local codes for wall ratings with regard to interior tenant spaces and common areas.

o	When partition walls are constructed to deck, return air openings must be provided above ceiling

o
Walls terminating at window mullions shall be done utilizing landlord’s standard mullion detail, which allows for glass removal without drywall demo. All mullion transitions will be insulated and sealed for maximum sound transfer prevention

•
Interior walls – All interior partitions to be constructed with 3 5/8” metal studs, 16” on center, and 5/8” drywall on both sides. Tenant demising walls to be insulated and finished to underside of upper slab. All drywall walls to receive two coats of eggshell latex paint. Color selection by tenant. All walls to be insulated for sound buffering.

o
Standard ceiling height shall be 9’0.” As a general rule, interior walls shall be constructed to the underside of the ceiling grid. Exceptions shall be made for rooms such as conference rooms, telephone/data closets, etc, but in no case shall substantially all interior walls within a tenant space be built above the finished ceiling

o	When partition walls are constructed to deck, return air openings must be provided above ceiling

o
Walls terminating at window mullions shall be done utilizing landlord’s standard mullion detail, which allows for glass removal without drywall demo. All mullion transitions will be insulated and sealed for maximum sound transfer prevention

•	Glass sidelights – 3/8” glass inside cased opening with top/bottom aluminum track. Multiple glass panels shall be butt-glazed with clear/black/grey caulk. Metal framed sidelights shall not be used

•	Telephone & Data – Each tenant is responsible for acquiring telephone, data, and other computer service and networking from the appropriate service provider.

o	Service providers are required to terminate all service equipment within the tenant space. Termination shall not occur, and equipment will not be allowed in the building electrical closet

•	Security System for tenant spaces – Must be compatible with building system

•	Landlord’s architect or engineer shall submit to Landlord an updated set of drawings in CAD format of the as-built condition of the space upon completion of construction

•	Refer to Boyle Shell vs. TI Definition checklist for a delineation of which items fall into shell building vs. tenant construction.

EXHIBIT “D”
COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT made this ___________ day of __________________, 20___, by and between RP Circle 1 Building, LLC, Party of the first part (hereinafter called “Landlord”), and ______________________, Party of the second part (hereinafter called “Tenant”), collectively referred to as the Parties.

Pursuant to Section 1.02 of the Lease dated as of the ____ day of _______, 200___, (Lease), in order to provide a record of certain events since the execution of said Lease, it is agreed and confirmed:

1.	The Lease is in full force and effect.

2.	The Commencement Date of the Term of the Lease is the ___ day of __________, 200_, and the expiration date of the Term is _____ day of ______________ 20__.

3.	The rentable square footage of the leased Premises is ______________ square feet.

4.	Tenant’s Pro Rata Share of Operating Expenses is _______.

5.	The rent schedule is as follows:

IN WITNESS WHEREOF, the Parties hereto have duly executed this instrument as of the day and year first above written.

LANDLORD:
RP CIRCLE 1 BUILDING, LLC, a Tennessee limited liability company

By:    ____________________________
Title:    ___________________________

TENANT:
,
a

By:
Title:

EXHIBIT “E”
RULES AND REGULATIONS

1.    Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by any tenant or its officers, agents, servants, and employees, or be used for any purpose other than ingress and egress to and from premises in the Building, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

2.    Plumbing, fixtures, and appliances shall be used only for the purposes for which constructed, and no unsuitable material shall be placed therein.

3.    No signs, directories, posters, advertisements, or notices shall be painted of affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord in its discretion. However, the prohibition in the immediately preceding sentence shall not limit or restrict any tenant’s right to maintain within the premises occupied by such tenant any signs, directories, posters, advertisements, or notices so long as such items are not visible from the exterior of the premises occupied by such tenant or from the Common Areas of the Building. Building standard suite identification signs will be prepared by landlord at each tenant’s expense. Landlord shall have the right to remove all unapproved signs without notice to any tenant, at the expense of the responsible tenant.

4.    No tenant shall do, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

5.    Landlord shall have the power to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floor. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of the responsible tenant.

6.    Each tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building, and the moving shall be done after written permission is obtained from Landlord on such conditions as Landlord shall require.

7.    All deliveries must be made via the service entrance and service elevator, when provided, during normal working hours. Landlord’s written approval must be obtained for any delivery after normal working hours.

8.    Each tenant shall cooperate with Landlord’s employees in keeping such tenant’s premises neat and clean.

9.    Each tenant shall not cause or permit any improper noises in the building, allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants or persons having business with them. However, Landlord acknowledges that, if permitted by the applicable lease, a tenant may operate a food services facility within the premises of such tenant for the sole use and benefit of the occupants of such premises and that such food services facility may emit odors normally associated with the operation of such on-site food services facilities.

10.    No animals shall be brought into or kept in or about the Building.

11.    When conditions are such that a tenant must dispose of crates, boxes, etc. on the sidewalk, it will be the responsibility of such tenant to dispose of same prior to 7:30 a.m. or after 5:30 p.m.

12.    No machinery of any kind, other than ordinary office machines such as typewriters, computers, fax machines, scanners, information processing systems, copy machines, communications equipment and calculators, shall be operated in any premises in the Building without the prior written consent of Landlord, nor shall any tenant use or keep in the Building any inflammable or explosive fluid or substance (including live Christmas trees and ornaments), or any illuminating materials. No space heaters or fans shall be operated in the Building.

13.    No motorcycles or similar vehicles will be allowed in the Building.

14.    No nails, hooks, or screws shall be driven into or inserted in any part of the Building, except as approved by Building maintenance personnel. Notwithstanding the foregoing, a tenant may decorate the interior of such tenant’s premises at such tenant’s sole discretion provided such decorations do not impact the structural integrity of the Building and cannot be seen from the exterior of the Building or from any Common Areas of the Building.

15.    Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

16.    No food and/or beverages shall be distributed from any tenant’s office without the prior written approval of the Building manager. But a tenant may prepare coffee and similar beverages and warm typical luncheon items for the consumption of such tenant’s employees and invitees. Furthermore, Landlord acknowledges that, if permitted by the applicable lease, a tenant may operate a food services facility within the premises of such tenant for the sole use and benefit of the occupants of such premises.

17.    No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys or access cards or codes shall be furnished by Landlord, and the same shall be surrendered upon termination of the applicable lease, and each tenant shall then give Landlord or Landlord’s agent an explanation of the combination of all locks on the doors or vaults. Replacement key or access cards or codes (i.e., replacements for keys or access cards or codes previously issued by Landlord) shall be obtained only from Landlord, and Tenant shall pay to Landlord (as Additional Rent, with thirty (30) days after Tenant receives an invoice therefor) the actual costs incurred by Landlord in obtaining and issuing replacement keys or access cards or codes for keys or access cards or codes previously issued.

18.    Tenants will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access will be for the responsible tenant’s account. The lighting and air conditioning equipment of the Building will remain the exclusive charge of the Building designated personnel.

19.    Each tenant shall comply with reasonable parking rules and regulations as may be posted and distributed by Landlord from time to time.

20.    No portion of the building shall be used for the purpose of lodging rooms.

21.    Prior written approval, which shall be at Landlord’s sole discretion, must be obtained for installation of window shades, blinds, drapes, or any other window treatment of any kind whatsoever. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to the responsible tenant, at the responsible tenant’s expense.

22.    No tenant shall make any changes or alterations to any portion of the Building without Landlord’s prior written approval, which may be given on such conditions as Landlord may elect. All such work shall be done by Landlord or by licensed contractors and/or workmen.

23.    Tenant shall adhere to and shall comply with all of the terms, conditions and restrictions of the for the Rural Plains Community of record in the Register’s Office of Williamson County, Tennessee, as may be amended from time to time.

24.    No smoking is permitted within the Development.